Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116

News Release

October 23, 2008

YRC Worldwide Reports Third Quarter 2008 Results

— Generates Significant Free Cash Flow and Reduces Total Debt

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today announced diluted earnings per share of $.63 for the third quarter of 2008, including a previously announced curtailment gain of $.84 per share and gains on property disposals of $.21 per share. The quarter also included charges of $.10 per share related to reorganization costs. In the third quarter of 2007, the company reported $.70 of diluted earnings per share. The third quarter 2008 results do not reflect any potential impairment charges that may result from the tests the company is currently performing, as announced on October 8, 2008. If an impairment charge is required, the charge will be non-cash in nature and excluded from the calculation of the leverage ratio in determining the company’s compliance with the leverage ratio limitation under its credit and asset backed securitization facilities.

YRC Worldwide generated $52.2 million of cash from operating activities during the quarter and, when taking into account the $40.4 million of cash inflow from net capital expenditures, third quarter free cash flow was $92.6 million. The company’s leverage ratio of total debt to trailing twelve months earnings before interest, taxes, depreciation and amortization, or EBITDA, (as those terms are defined in the company’s credit facilities) was 3.18 times against a limit of 3.75 times for the third quarter 2008. As of December 31, 2008, through the remaining term of the credit facilities, the leverage ratio limitation is 3.5 times. Total balance sheet debt was reduced by $11.4 million for the third quarter and $50.3 million since December 31, 2007.

“Throughout the third quarter, the operating environment progressively weakened resulting in lower than expected volumes and more competitive pricing,” stated Bill Zollars Chairman, President and CEO of YRC Worldwide. “Although the economy slowed more than we expected during the quarter, we still generated solid free cash flow and paid down debt, in addition to removing significant cost from our business,” Zollars added.

Segment Information

Key segment information for the third quarter 2008 included:

•	YRC National Transportation LTL revenue per hundredweight up 6.3% from third quarter 2007 and LTL tonnage per day down 9.0%.

•	YRC Regional Transportation LTL revenue per hundredweight up 5.3% from third quarter 2007 and LTL tonnage per day down 17.2%.

Additional statistical information is available on the company’s website at yrcw.com under Investors, Earnings Releases & Operating Statistics.

Outlook

“We are focused on adapting to weaker economic conditions while still providing quality service to our customers. Although improved efficiencies and enhanced service are the key drivers of the Yellow and Roadway integration, the expected cash flows from additional facility sales and further reducing capital expenditures are incremental benefits that should significantly improve our liquidity,” Zollars stated. “We also remain confident in our ability to deliver a run rate of at least $200 million of operating income improvement by the end of 2009 from the integration.”

Due to the uncertainty in the economy, the company does not intend to provide specific earnings guidance for the fourth quarter. However, the company currently has the following expectations for the remainder of 2008:

•	Fourth quarter tax rate of around 36.5%, excluding any non-cash impairment charge.

•	Reduction in total debt by at least $100 million in the fourth quarter resulting in a reduction of more than $150 million for 2008.

•	Full year gross capital expenditures of between $150 to $175 million and full year proceeds from asset sales of at least $100 million resulting in net capital expenditures of $50 to $75 million.

“We plan to generate a healthy amount of cash flow in the fourth quarter and further strengthen our balance sheet by year end. With our current action plans, we expect to maintain a leverage ratio below 3.5 times,” Zollars concluded.

Review of Financial Results

YRC Worldwide Inc. (NASDAQ: YRCW) will host a conference call for shareholders and the investment community on Friday, October 24, 2008, beginning at 9:00am ET, 8:00am CT.

The conference call will be open to listeners through a live webcast via StreetEvents at streetevents.com and via the YRC Worldwide Internet site yrcw.com. An audio playback will also be available after the call via StreetEvents and the YRC Worldwide web sites.

* * * * *

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “plan,” “should,” “will,” “remain confident” and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (among others) inflation, inclement weather, price and availability of fuel, sudden changes in the cost of fuel or the index upon which the company bases its fuel surcharge, competitor pricing activity, expense volatility, including (without limitation) expense volatility due to changes in rail service or pricing for rail service, ability to capture cost reductions, including (without limitation) those cost reduction opportunities arising from acquisitions, changes in equity and debt markets, a downturn in general or regional economic activity, effects of a terrorist attack, labor relations, including (without limitation), the impact of work rules, work stoppages, strikes or other disruptions, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction, and the risk factors that are from time to time included in the company’s reports filed with the Securities and Exchange Commission (the “SEC”), including the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

The company’s expectations regarding any potential impairment charges are only its expectations regarding whether impairment exists. The company, along with its third-party appraisal firm, is finalizing the valuations of the company’s assets. The results of the appraisals will determine whether impairment exists and the magnitude of any charges resulting from impairment.

The company’s expectations regarding its operating income improvement due to the integration of Yellow Transportation and Roadway and the timing of achieving that improvement could differ materially from those projected in such forward-looking statements based on a number of factors, including (among others) the factors identified in the immediately preceding paragraphs, the ability to identify and implement cost reductions in the time frame needed to achieve these expectations, the success of the company’s operating plans, the need to spend additional capital to implement cost reduction opportunities, including (without limitation) to terminate, amend or renegotiate prior contractual commitments, the accuracy of the company’s estimates of its spending requirements, changes in the company’s strategic direction and the need to replace any unanticipated losses in capital assets.

The company’s expectations regarding its effective tax rate are only its expectations regarding this rate. The actual rate could differ materially based on a number of factors, including (among others) variances in pre-tax earnings on both a consolidated and business unit basis, variance in pre-tax earnings by jurisdiction, impacts on our business from the factors described above, variances in estimates on non-deductible expenses, tax authority audit adjustments, change in tax rates and availability of tax credits.

The company’s expectations regarding its debt reduction, liquidity, and leverage ratio are only the company’s expectations regarding these items. The company’s actual debt reduction, liquidity and leverage ratio could be affected by a number of factors, including (among others) the factors identified in the preceding paragraphs, the timing of the company’s cash receipts and expenditures, the lack of any unanticipated liabilities maturing, contingent or otherwise, the company’s retirement of existing debt obligations at less than par, the ability of the company to timely sell and receive the proceeds from sales of assets (in particular and without limitation) sales of real property, and the ability of the company to sell equity or exchange equity for debt and the availability of markets for these kinds of transactions.

The company’s expectations regarding its gross capital expenditures, asset sales and free cash flow are only its expectations regarding these items. Actual expenditures, asset sales and free cash flow could differ materially based on a number of factors, including (among others) the factors identified in the preceding paragraphs.

The company’s expectation regarding its compliance with the company’s credit agreement is only the company’s expectation regarding such compliance. The ability of the company to comply with the terms of its credit agreement could be affected by a number of factors, including (among others) the factors identified in the preceding paragraphs, the timing of the company’s cash receipts and expenditures, technical compliance with the requirements of the agreement, and the lack of any unanticipated liabilities maturing, contingent or otherwise.

YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, USF Holland, USF Reddaway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 58,000 people.

Investor Contact:	Sheila Taylor	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	sheila.taylor@yrcw.com		sdawson@lakpr.com

STATEMENTS OF CONSOLIDATED OPERATIONS

YRC Worldwide Inc. and Subsidiaries

For the Three and Nine Months Ended September 30

(Amounts in thousands except per share data)

(Unaudited)

	Three Months		Nine Months
	2008	2007	2008	2007
OPERATING REVENUE	$2,380,258	$2,457,731	$7,011,578	$7,272,578

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	1,309,759	1,447,409	3,995,042	4,333,774
Operating expenses and supplies	538,048	463,623	1,562,941	1,375,195
Purchased transportation	303,221	286,460	839,471	811,412
Depreciation and amortization	67,808	62,232	194,556	181,568
Other operating expenses	103,165	109,153	321,733	338,941
(Gains) losses on property disposals, net	(15,466)	1,400	(8,927)	1,561
Reorganization and settlements	7,280	(197)	22,508	13,654

Total operating expenses	2,313,815	2,370,080	6,927,324	7,056,105

OPERATING INCOME	66,443	87,651	84,254	216,473

NONOPERATING (INCOME) EXPENSES:
Interest expense	20,334	22,715	57,004	64,519
Other	(1,029)	979	(4,863)	1,257

Nonoperating expenses, net	19,305	23,694	52,141	65,776

INCOME BEFORE INCOME TAXES	47,138	63,957	32,113	150,697
INCOME TAX PROVISION	10,530	23,213	5,106	53,307

NET INCOME	$36,608	$40,744	$27,007	$97,390

AVERAGE SHARES OUTSTANDING-BASIC	57,317	57,116	57,106	57,322

AVERAGE SHARES OUTSTANDING-DILUTED	58,319	57,981	58,083	58,186

BASIC EARNINGS PER SHARE	$0.64	$0.71	$0.47	$1.70

DILUTED EARNINGS PER SHARE	$0.63	$0.70	$0.47	$1.68

SEGMENT FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three and Nine Months Ended September 30

(Amounts in thousands)

(Unaudited)

	Three Months			Nine Months
	2008	2007	%	2008	2007	%
Operating revenue:
YRC National Transportation	$1,693,675	$1,708,984	(0.9)	$4,946,363	$5,020,883	(1.5)
YRC Regional Transportation	509,492	580,061	(12.2)	1,555,511	1,735,792	(10.4)
YRC Logistics	165,312	152,919	8.1	474,897	460,859	3.0
YRC Truckload	33,311	26,059	27.8	90,369	87,366	3.4
Eliminations	(21,532)	(10,292)		(55,562)	(32,322)

Consolidated	2,380,258	2,457,731	(3.2)	7,011,578	7,272,578	(3.6)

Operating income (loss):
YRC National Transportation	62,261	90,375	(31.1)	129,575	216,251	(40.1)
YRC Regional Transportation	1,655	531	n/m	(33,844)	10,763	n/m
YRC Logistics	6,967	4,186	66.4	7,762	4,653	66.8
YRC Truckload	(1,433)	(1,777)	19.4	(10,422)	(2,231)	n/m
Corporate and other	(3,007)	(5,664)		(8,817)	(12,963)

Consolidated	$66,443	$87,651	(24.2)	$84,254	$216,473	(61.1)

Operating ratio:
YRC National Transportation	96.3%	94.7%		97.4%	95.7%
YRC Regional Transportation	99.7%	99.9%		102.2%	99.4%
YRC Logistics	95.8%	97.3%		98.4%	99.0%
YRC Truckload	104.3%	106.8%		111.5%	102.6%
Consolidated	97.2%	96.4%		98.8%	97.0%

(Gains) losses on property disposals, net:
YRC National Transportation	$(5,385)	$(588)		$(1,212)	$(4,960)
YRC Regional Transportation	(3,850)	(135)		(2,844)	312
YRC Logistics	(6,187)	(86)		(6,126)	(110)
YRC Truckload	(44)	(89)		927	1,982
Corporate and other	—	2,298		328	4,337

Consolidated	(15,466)	1,400		(8,927)	1,561

(Gains) losses on reorganization and settlements:
YRC National Transportation	$4,338	$—		$6,413	$6,083
YRC Regional Transportation	307	1,289		13,189	7,080
YRC Logistics	2,108	14		2,379	2,711
YRC Truckload	5	—		5	—
Corporate and other	522	(1,500)		522	(2,220)

Consolidated	$7,280	$(197)		$22,508	$13,654

Selected Financial Data

YRC Worldwide Inc. and Subsidiaries

(Amounts in thousands unless otherwise noted)

(Unaudited)

	For the Nine Months Ended September 30,
	2008	2007
Net cash from operating activities	$162,815	$205,936
Net cash used in investing activities	(64,344)	(283,359)
Net cash (used in) provided by financing activities	(54,081)	206,229
Gross capital expenditures	(104,402)	(313,474)
Net capital expenditures	(25,606)	(281,940)
Proceeds from exercise of stock options	50	6,530
Free cash flow [a]	137,259	(69,474)

	September 30, 2008	December 31, 2007
Cash and cash equivalents	$102,623	$58,233
Accounts receivable, net	1,095,184	1,073,915
Net property and equipment	2,234,887	2,380,473
Total assets	4,983,709	5,062,623
Asset backed securitization borrowings	142,000	180,000
Current maturities of long-term debt	3,500	231,955
Long-term debt, less current portion	1,038,215	822,048
Total debt	1,183,715	1,234,003
Total shareholders’ equity	1,660,633	1,612,304
Debt to capitalization [b]	41.6%	43.4%

[a]

Management uses free cash flow as an indication of the cash available to fund additional capital expenditures, to reduce outstanding debt (including current maturities), or to invest in our growth strategies. Free cash flow is calculated as net cash from operating activities plus stock option proceeds less net capital expenditures. This measurement is used for internal management purposes and should not be construed as a better measurement than net cash from operating activities as defined by generally accepted accounting principles.

[b]	We calculate debt to capitalization as total debt divided by total debt plus total shareholders’ equity.